Exhibit 99.1

SeaSpine Reports Third Quarter 2017 Financial Results

CARLSBAD, CA (November 2, 2017) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights and Recent Accomplishments

•	Revenue of $31.7 million, unchanged compared to the prior year

•	U.S. revenue of $28.2 million, a decrease of 0.8% year-over-year

o	U.S. Orthobiologics revenue of $14.9 million, an increase of 2.0% year-over-year

o	U.S. Spinal Implants revenue of $13.3 million, a decrease of 3.9% year-over-year

•	International revenue of $3.5 million, an increase of 7.4% year-over-year

•
Full commercial launch of the Shoreline Anterior Cervical Standalone (ACS) System, featuring TruProfile™ technology, providing surgeons the ability to intraoperatively address a wide range of anatomy, surgical situations or bone

•	Limited commercial launch of OsteoStrand™ Demineralized Bone Fibers and initial surgeries successfully completed

•	Improved liquidity position, with total cash balance $4.4 million higher than at June 30, 2017, and all outstanding debt and interest paid down during the third quarter

“We are pleased with our results this quarter and confident that our strategy to reposition SeaSpine for growth is on track,” said Keith Valentine, President and Chief Executive Officer of SeaSpine. “We are confident that our recent and upcoming product launches, combined with an even stronger distribution network, will generate growth as we head into 2018.”

Third Quarter 2017 Financial Results
Revenue for the third quarter of 2017 totaled $31.7 million, unchanged compared to the same period of the prior year. U.S. revenue was $28.2 million, a decrease of 0.8% compared to the same period of the prior year. The decrease in U.S. revenue was primarily due to low-single digit price declines and decreased usage of SeaSpine’s legacy spinal implant systems, which outpaced the revenue growth contributed by recently launched products.

U.S. Orthobiologics revenue totaled $14.9 million, increasing 2.0% compared to the third quarter of 2016. U.S. Spinal Implants revenue totaled $13.3 million, decreasing 3.9% compared to the third quarter of 2016.

Gross margin for the third quarter of 2017 was 61.6%, compared to 56.3% for the same period in 2016. The increase in gross margin was mainly driven by lower manufacturing costs for orthobiologics products manufactured at the Company's Irvine, California facility.

Operating expenses for the third quarter of 2017 totaled $27.3 million, compared to $27.4 million for the same period of the prior year. A $0.2 million increase in R&D expense was more than offset by lower selling, general and administrative and intangible amortization expenses. SG&A expense for the third quarter of 2017 included the benefit of a $1.2 million non-cash gain related to a reduction in the fair market value of contingent consideration liabilities associated with the NLT Spine acquisition, which was mostly offset by higher selling commissions compared to the third quarter of 2016.

Net loss for the third quarter of 2017 was $7.5 million, compared to a net loss of $9.5 million for the third quarter of 2016.

Cash and cash equivalents at September 30, 2017 totaled $16.7 million, and the Company had no amounts outstanding under its $30.0 million credit facility. During the third quarter of 2017, the Company paid off all outstanding borrowings plus accrued interest totaling $4.1 million. The Company realized $11.0 million in net proceeds in the third quarter of 2017 through the sale of approximately 1,023,000 shares of its common stock under its "at the market" equity offering program and used a portion of those proceeds to fully pay down the credit facility.

2017 Financial Outlook
SeaSpine expects full-year 2017 revenue guidance to be in the range of $130 million to $132 million, reflecting growth of 1% to 2.5% over full-year 2016 revenue.

Webcast and Conference Call Information
SeaSpine will report complete financial results for the third quarter of 2017 on November 2, 2017 at 1:30 p.m. PT / 4:30 p.m. ET. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com. A replay of the webcast will be available until Wednesday, November 15, 2017.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the ability of the Company’s recent and upcoming product launches, as well as its distribution network, to generate growth as it heads into 2018; and the Company’s expectations for full-year 2017 revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and to meet the clinical needs of surgeons and patients; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials or otherwise; unexpected expense, including as a result of developing and supporting the launch of new products; the Company’s ability to continue to invest in product development and sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Carrie Mendivil
(415) 937-5405
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total revenue, net	$31,742	$31,741	$97,832	$96,341
Cost of goods sold	12,176	13,881	39,342	42,094
Gross profit	19,566	17,860	58,490	54,247
Operating expenses:
Selling, general and administrative	23,674	23,803	71,893	76,166
Research and development	2,834	2,600	9,228	8,534
Intangible amortization	792	955	2,376	3,517
Total operating expenses	27,300	27,358	83,497	88,217
Operating loss	(7,734)	(9,498)	(25,007)	(33,970)
Other income (expense), net	215	(59)	387	(33)
Loss before income taxes	(7,519)	(9,557)	(24,620)	(34,003)
Benefit for income taxes	(57)	(103)	(12)	(559)
Net loss	$(7,462)	$(9,454)	$(24,608)	$(33,444)
Net loss per share, basic and diluted	$(0.58)	$(0.84)	$(2.04)	$(2.98)
Weighted average shares used to compute basic and diluted net loss per share	12,815	11,271	12,079	11,206

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$16,689	$14,566
Trade accounts receivable, net of allowances of $519 and $483	19,822	20,982
Inventories	42,276	45,299
Short-term debt	—	445
Total current liabilities	23,190	24,418
Long-term borrowings under credit facility	—	3,835
Total stockholders' equity	110,956	110,977